UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 29, 2001

001-6926

(Commission File Number)

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C. R. BARD, INC.

(Exact name of registrant as specified in its charter)

New Jersey 22-1454160

(State of incorporation) (IRS Employer

Identification No.)

730 Central Avenue, Murray Hill, New Jersey 07974

(Address of principal executive offices)

(908) 277-8000

(Registrant's telephone number)

Item 5. Other Events.

On May 30, 2001, C. R. Bard, Inc. ("Bard"), a New Jersey corporation, and Tyco International Ltd. ("Tyco"), a Bermuda company, announced that Tyco Acquisition Corp. XXII (NV) ("Tyco Acquisition"), a Nevada corporation and a wholly owned subsidiary of Tyco, S2 Mergersub Inc. ("Merger Sub"), a New Jersey corporation and a wholly owned subsidiary of Tyco Acquisition, and Bard had entered into an Agreement and Plan of Merger, dated as of May 29, 2001, (the " Merger Agreement"), which sets forth the terms and conditions of the proposed merger (the "Merger") of Merger Sub and Bard. Pursuant to the Merger Agreement, Merger Sub will be merged with and into Bard, the separate corporate existence of Merger Sub shall cease and Bard will continue as the surviving corporation. Tyco has fully and unconditionally guaranteed the obligations of Tyco Acquisition and Merger Sub under the Merger Agreement.

The Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Consummation of the Merger is subject to various conditions, including the approval by Bard's shareholders and the receipt of required regulatory approvals. A copy of the Merger Agreement and Tyco's guarantee is included herein as Exhibit 2.1, and a copy of the joint press release of Tyco and Bard with respect to the Merger is included herein as Exhibit 99.1.

The Merger Agreement, Tyco's guarantee and the joint press release are incorporated by reference into this Item 5, and the foregoing description of such documents and the transactions contemplated thereby are qualified in their entirety by reference to such exhibits.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(c) Exhibits:

Exhibit Number Title

2.1 Agreement and Plan of Merger, dated as of May 29, 2001, by and among Tyco Acquisition Corp. XXII (NV), a Nevada corporation and wholly owned subsidiary of Tyco International Ltd., a Bermuda company, S2 Mergersub Inc., a New Jersey corporation and wholly owned subsidiary of Tyco Acquisition Corp. XXII (NV), and C. R. Bard, Inc., a New Jersey corporation (including guarantee of Tyco International Ltd.).

99.1 Joint Press Release, dated May 30, 2001.

Pursuant to the requirement of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: June 15, 2001

C. R. BARD, INC.

By: Charles P. Slacik /s/

Name: Charles P. Slacik

Title: Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number Title

2.1 Agreement and Plan of Merger, dated as of May 29, 2001, by and among Tyco Acquisition Corp. XXII (NV), a Nevada corporation and wholly owned subsidiary of Tyco International Ltd., a Bermuda company, S2 Mergersub Inc., a New Jersey corporation and wholly owned subsidiary of Tyco Acquisition Corp. XXII (NV), and C.R. Bard, Inc., a New Jersey corporation (including guarantee of Tyco International Ltd.).

99.1 Joint Press Release, dated May 30, 2001.